EXHIBIT 23.2

CONSENT OF JEFFREY PONTIUS

The undersigned, Jeffrey Pontius, hereby states as follows:

I, Jeffrey Pontius, supervised the preparation of the scientific and technical information that forms the basis for the disclosure in the Annual Report on Form 10-K (other than the Mother Lode mineral resource estimate) and has reviewed and approved the disclosure therein (the “Approval Statement”) for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689 and 333-230712) and Form S-3 (333-229516).

I hereby consent to the Approval Statement and the reference to my name in the Form 10-K as incorporated by reference into the Form S-8 (333-198689 and 333-230712) and Form S-3 (333-229516).

Date: August 8, 2019	By:	/s/ Jeffrey Pontius

Name: Jeffrey Pontius